Exhibit 10.70

300 RadioShack Circle Mail Stop #CF5-121 Fort Worth, Texas 76102-1964

July 27, 2011

Mr. Dorvin Lively

2200 Kensington Court

Oak Brook IL 60523

Dear Mr. Lively:

It is our pleasure to extend a contingent offer of employment to you to join the RadioShack team as Executive Vice President – Chief Financial Officer and Chief Administrative Officer reporting to James Gooch, Chief Executive Officer. This offer is contingent upon the satisfactory completion of a background investigation which includes criminal, educational and reference check information. The specifics of this employment offer are set forth below. The Company reserves the right to modify these compensation and benefit plans at anytime without legal consideration or notice.

Base Salary	$24,038.47 bi-weekly ($625,000 annualized)

Sign On	$100,000.00 gross. This amount will be taxable income and will be paid as soon as practical. In the event you voluntarily terminate your employment with RadioShack within your first twelve months of employment, you must reimburse the Company for 100% of the amount of the sign-on bonus paid to you.

After joining RadioShack you will receive shares of RadioShack Restricted Stock having a grant date value of $150,000 and RadioShack Stock Options having a grant date value of $50,000. These equity grants are subject to the approval of the Board of Directors.

Target Bonus	Your target bonus opportunity for 2011 will be 85% of base salary and will be based on company performance metrics. This bonus opportunity will be prorated for 2011. We agree to guarantee your 2011 bonus, payable in 2012, at a minimum of the prorated amount for the period commencing on your date of hire and ending December 31, 2011.

Long Term Incentive	You will participate in the following long-term incentive plans:

2010 Long Term Incentive Plan - This plan is a three year plan for the fiscal (calendar) years 2010, 2011 and 2012, payable in 2013. The payout target for this plan is $300,000.

2011 Long Term Incentive Plan - This plan is a three year plan for the fiscal (calendar) years 2011, 2012 and 2013, payable in 2014. The payout target for this plan is $500,000.

Commencing in 2012, subject to the approval of the Board of Directors at their February 2012 meeting, you will be eligible to participate in the 2012 Long Term Incentive Plan. The payout target for this plan is anticipated to be a minimum of $625,000.

Dorvin Lively

July 27, 2011

Equity	Commencing in 2012, you will be eligible for annual grants of restricted stock and/or stock options commensurate with your position, which we anticipate to be approximately $700,000 in value per year. These grants are normally made during the first quarter of the calendar year.

Relocation	The Company will provide you with relocation and transitional assistance.

Vacation	You will be eligible for vacation benefits as follows:

4 weeks during calendar 2011 4 weeks on each successive January 1 of continuous employment 5 weeks on each successive January 1 following 20 years of continuous employment

Health & Welfare Plans	You will be eligible for the basic group medical, dental, vision, life, AD&D, disability, and flexible reimbursement plans 6 months following your first day of employment. You will receive enrollment information shortly after you have reported for work.

COBRA Payment	For the six month waiting period prior to your eligibility for RadioShack health benefits the Company will reimburse you the difference in the cost of your COBRA coverage and the amount of the employee contribution under RadioShack’s health coverage.

401 (k) Plan	This plan is a qualified retirement plan with various investment options, which allows participants to make a pre-tax contribution and receive a matching contribution from the company of $1 for $1 up to a 4% contribution level that vests immediately. If you are 18 years of age or older and a non-temporary employee, you are eligible to enroll and participate in the Plan as soon as your first anniversary. A complete set of enrollment materials will be provided closer to your eligibility date.

Stock Ownership	Our shareholders and the investment community often analyze and measure the commitment of management to the company through share ownership. With this in mind, our Board of Directors adopted an ownership policy for all officers. At your level you will be required to own RadioShack Corporation common stock having a value equal to two times your base salary. A review to determine compliance with this policy will occur as of each December 31. You are not expected to reach this level immediately.

Other benefits for which you will be eligible include:

• Officers’ Severance Program • Termination Protection Program • Executive Life • Executive LTD • Executive Physical • Financial Planning

More detailed information about each of these benefits will be covered during your new employee executive orientation.

Dorvin Lively

July 27, 2011

This is a very exciting time to join RadioShack Corporation. It is my hope that after accepting this contingent employment offer, you will be available to report for work no later than August 15, 2011.

Please sign, date and return this letter to me at your earliest convenience via facsimile to 817-415-2490. Meanwhile, if you have any questions, do not hesitate to call me at 817-415-4170 or Mary Ann Doran at 817-415-2114.

Welcome to RadioShack Corporation!

Sincerely,

James Gooch Chief Executive Officer

Accepted:

/s/ Dorvin D. Lively	8-1-11
Dorvin Lively	Date